2015 Letter to Shareholders | Page 1 Shareholder Letter Dear Shareholders: Nelnet had an excellent year in 2015, during which we achieved many successes, and I will spend a significant portion of this letter discussing these successes. However, before I dive into the details of each business, I feel it is necessary to address our stock price due to recent market valuations. Mike Dunlap, our Executive Chairman, ended each of his past annual shareholder letters discussing what he has labeled “our fair value approach,” in relation to the market value of the company. When he reviewed my letter last year, he had only one comment: to include the “our fair value approach” section to the end of the letter. This year, I believe our fair value approach is so fundamental to existing and potential new shareholders’ understanding of how we operate our company and where we are taking it in the future, that I am going to lead with the long-standing statement on how we believe our company should be valued: It is our goal for each Nelnet shareholder to record a gain or loss in market value proportional to the gain or loss in per-share fundamental value recorded by the company. To achieve this goal, we strive to maintain a one-to-one relationship between the company’s fundamental value and the market price. As that implies, we would rather see Nelnet’s stock price at a fair level than at an artificial level. Our fair value approach may not be preferred by all investors, but we believe it aligns with Nelnet’s long-term approach to both our business model and market value. We want to emphasize that we do not manage our company like many other publicly-traded companies that, in our opinion, teeter from quarter to quarter because they are driven by short-term considerations. We focus on adhering to our core values and creating long-term, sustainable cash flow for our shareholders. We do not run our company to temporarily inflate the stock price for short-term benefit, and we do not provide earnings guidance, as we believe that creates misaligned incentives to hit the guidance from quarter to quarter, versus executing decisions that create true, long-term economic value. It’s important to note that the interests of our shareholders are in alignment with the interests of our senior management, all of whom are significant shareholders themselves. To understand how we manage our company, how we view the current state of the business, and where we are going in the future, it is helpful to remember where we came from. We started the company in 1996 with a $50,000 equity investment. To grow the company, we made the decision to leverage that investment with debt and guarantees – significantly, at certain points – without infusing additional equity into the company until our IPO in 2003. With a defined set of core values and business principles, and the idea that those concepts would be maintained during all market conditions, we have turned our original investment into $1.88 billion in book value over a 20-year period. The compounded annual growth rate of our per share book value from 2004 (our first full year as a publicly traded company) to 2015 was 20.0%, compared with 7.4% for the S&P 500 over the same period (with dividends included). February 25, 2016

Nelnet's Corporate Performance vs. the S&P 500 (Annual Percentage Change)			
	Per Share Book Value With Dividends Included	Per Share Market Value With Dividends Included	S&P 500 With Dividends Included
2004	49.2%	20.2%	10.9%
2005	41.5%	51.1%	4.9%
2006	6.3%	(32.7)%	15.8%
2007	(1.6)%	(52.5)%	5.5%
2008	6.6%	13.3%	(37.0)%
2009	21.0%	20.7%	26.5%
2010	23.7%	41.6%	15.1%
2011	22.6%	4.9%	2.1%
2012	16.7%	27.5%	16.0%
2013	26.1%	42.8%	32.4%
2014	21.1%	10.9%	13.7%
2015	16.0%	(26.6%)	1.4%
CAGR	**20.0%**	**4.7%**	**7.4%**

"We've all heard the saying that a bird in the hand is worth two in the bush, but with Nelnet stock, you get two in the hand and two in the bush."

-Mike Dunlap,
Executive Chairman

My intention in reminiscing is to illustrate our track record as a company. We like businesses that add real value to their customers, have a clear competitive advantage, generate recurring revenue, and create sustainable, positive cash flow. We believe the primary determination of the value of a business should be its estimated discounted future cash flow.

On January 1, 2015, our book value was $1.73 billion, or $37.31 per share, and our market value was $2.14 billion, or $46.33 per share. In the 364 days to follow, we generated $391 million in cash from our operations, after paying $147 million in taxes, and *increased* our book value to $1.88 billion, or $42.87 per share. In other words, we increased our book value per share by $5.56, or 16%. At the same time, our market value per share *decreased* 27%, going from $2.14 billion to $1.48 billion, or $33.57 per share. We obviously believe the dichotomy between our book and market values is irrational.

Given our views on the company's valuation, we repurchased 2.45 million shares for $96 million at an average price of $39.27 per share during the year. Since January 1, 2016, we have also purchased an additional 1.4 million shares at an average price of $32.06. We were in and out of the market buying our stock based on open trading windows, pre-established repurchase plans, maximum daily volume limits, and various opportunities to deploy cash in existing operating businesses, loan portfolio acquisitions, and new businesses.

My discussion on market valuation is a springboard to sharing the investments we made in 2015, how our existing businesses performed, the exciting new businesses we acquired, and where we see opportunity to grow and diversify in the future.

2015 Letter to Shareholders | **Page 2**

2015 Letter to Shareholders | Page 3 NBS, our payments and education commerce division, had a record year in 2015. The segment posted $120 million in revenue for the year, up from $98 million in 2014. NBS’ pre-tax net income was $25 million, up from $21 million in 2014. When we originally acquired FACTS Management as a tuition payment plan business in 2005, it generated $24 million in revenue and $6 million in pre-tax net income. The integration of RenWeb is going well; the combination of RenWeb school administration software and FACTS tuition management and financial aid assessment products increases the value of our offerings to private, faith- based K-12 schools. Cross-sell activity is strong between RenWeb schools and FACTS schools, and the product integration we bring to the market is creating a new paradigm for school management systems. The combined businesses now serve almost 9,400 private schools across every state in the U.S. and 58 countries around the world. Our higher education e-commerce solutions and tuition payment plans serve almost 800 colleges and universities. We are being intentional about our international growth by leveraging our large market share for commerce services in higher education in Australia with a launch of K-12 products that are already dominant in the U.S. We are pleased with the consistent performance in NBS, and expect the revenue and earnings to continue to grow. Revenue streams from payments are recurring and increase as our economy grows. We will continue to innovate in payments and drive additional value as we add schools both domestically and internationally. // Nelnet Business Solutions In 2015, Nelnet utilized nearly $600M of its cash toward: • $147 million in taxes • $140 million in Federal Family Education Loan Program (FFELP) student loan residual acquisitions • $96 million in stock repurchases • $46 million in the Allo acquisition • $42 million in debt repurchases • $41 million in the Hudl investment • $19 million in dividends • $18 million in real estate investments • $17 million in capital expenditures • $8 million in angel/venture investments We see growth options in our three large operating segments: Nelnet Business Solutions (NBS), Nelnet Diversified Solutions (NDS), and our newest business, Allo, a fiber optic telecommunications company. While there will continue to be opportunities to acquire FFELP loans, they will be sporadic and contingent on multiple factors outside our control, such as interest rates and ABS market dynamics.// Financia

2015 Letter to Shareholders | Page 4 // Nelnet Diversified Solutions NDS is our largest fee-for-service business in terms of people, revenue, and net income. We currently service FFELP and private student loans for banks, finance companies, and state agencies, as well as Direct Loans for the federal government. In 2015, the division generated $290 million in total revenue, and $43 million in pre-tax net income. This was down from its record year in 2014, but was still a respectable year in comparison to historical performance. The main driver of the decreased revenue and earnings was federal legislative changes that reduced revenue earned by guarantee agencies and the subsequent loss of a significant guarantee servicing contract. Overall, the division currently services $147 billion in government-owned loans for 5.84 million borrowers, $24 billion in FFELP loans for 1.34 million borrowers, and $5 billion in private loans for 246 thousand borrowers. Both the government portfolio and the private portfolio experienced significant growth in 2015. The overall FFELP market is still approximately $360 billion and the private market is approximately $100 billion. We are confident we can gain additional servicing market share in the future. In the time since the U.S. Department of Education, Federal Student Aid, changed the metrics it uses to rank our performance and allocate Direct Loan servicing volume in the fall of 2014, we have made steady improvement in our scores. In December 2015, the federal government publicly announced its intention to issue a new RFP on the servicing contract in 2016, and we are excited to demonstrate our superior capabilities in the response to the RFP. For the remaining three years of the existing contract, our goal is to provide our customers a great student loan experience and once again be the Department’s top ranked servicer. // Asset Generation and Management On January 1, 2015, we held a $28 billion loan portfolio, and we projected it would create $2.29 billion in future excess cash flow beyond the debt that is funding the portfolio. During the year, we had $3.7 billion in principal pay downs and were able to acquire $4.0 billion in loans to help stem the amortization of the portfolio. Even though we received $332 million in excess cash flow from the portfolio in 2015, at year end we estimate the portfolio will generate future cash flow of $2.31 billion, assuming we do not acquire a single additional loan. As mentioned, we will be opportunistic in our acquisition of FFELP loans in 2016, depending on market conditions. Reflecting one more time on our history, in 2008 we started reporting the projected excess cash flow from our portfolio to be $1.4 billion, and since then we have received $2.0 billion in excess cash from the portfolio. Since 2008, we have purchased $27.1 billion in loans, even though new FFELP originations ended in 2010. In 2015, we started funding private loans on our balance sheet for the first time since the credit crisis in 2008. We decided to stick our proverbial toe back in the water; during the year we acquired approximately $160 million in new super-prime private student loan assets. We funded the assets in a warehouse line at efficient funding costs, but prices in the private loan ABS market backed up toward the end of the year, and we decided to sit on the assets in the warehouse line over the year end to see if pricing would become more attractive in 2016. Going forward, we will dial up or down private student loan funding based on competitive market factors, including loan terms, rates, and the financial markets.

2015 Letter to Shareholders | Page 5 // Allo Communications We closed the acquisition of Allo Communications on December 31, 2015. Allo is a unique, Nebraska-based telecommunications company that provides a pure, end-to-end fiber optic network to businesses and residences, providing their customers with ultra-fast internet, phone, and television service. Allo’s focus is on underserved market opportunities that are not a priority for larger competitors, most of which are still using copper or coaxial cable. Additionally, Allo aims to outmatch its competitors by providing a superior product, price simplicity, and excellent customer service. A day after the acquisition announcement, we increased Allo’s immediate market opportunity sixfold, from 23,000 up to 137,000 homes, by announcing an agreement to pass all Lincoln, Nebraska homes and businesses in the next four years. Without question, this transaction is outside of our core education-related businesses, and is an outlier to any acquisition of significant size we have done in the past. For years, we have communicated that we are going to diversify both within and outside of our core. I would like to share why we are so excited about this company. • Businesses, consumers, and educators are clamoring for greater internet speeds to live their daily lives. As a society, our appetite for bandwidth is almost insatiable and increasing. • Allo provides gigabit internet speeds to satisfy that insatiable appetite. Every time you get that little buffering circle on your smartphone, computer, or television, think about what you would be willing to pay to make it never happen again; that is what gigabit speeds do for consumers and businesses. • After moving into a new community, Allo quickly gains significant market share from all competitors with a focus on reaching dominate market share. • Allo has an extremely impressive management team with substantial experience in leading telecommunications companies. • Allo has created an excellent corporate culture focused on providing superior customer experiences; this culture fits like a hand to a glove into Nelnet’s culture. • Once Allo’s fiber is installed, it is a 20+ year asset, creating a 20+ year annuity stream, resembling the annuity stream on long-dated loan assets. • Allo is a capital-intensive business, and the one thing they lacked was a deep pool of capital; we are in a non-capital- intensive business, and we have significant capital. The industry is dominated by investors requiring short-term returns, creating an opportunity for us as we are focused on long-term value creation. • Allo has a strong focus on operating efficiencies, primarily through utilization of proven modern technologies that create a scalable platform for growth. Our service platform should provide talent and infrastructure to support future growth opportunities. • Allo targets smaller markets that are not a priority for larger competitors, thereby adding true value to their communities. The opportunity for us to acquire Allo was unique, given the geographic footprint of our headquarters, and gives our shareholders the opportunity to obtain tremendous value in a transaction they might not have the ability to realize on their own. This is a long-term investment, but we are seeing many opportunities to grow this business. We are confident in our decision to acquire Allo, and we look forward to demonstrating the value it will bring to customers and our shareholders moving forward.

2015 Letter to Shareholders | Page 6 // The Hudl Investment Based in Lincoln, Nebraska, Hudl is listed as one of the fastest growing companies in America. In 2006, its three founders set out to create a software product for the University of Nebraska football team. Using Hudl, Nebraska coaches and analysts were able to upload game and practice video, edit plays, add coaching notes, and share with players for easy review. The founders quickly realized the value of the product, commercialized it, hosted it in the cloud, and began selling to other college football teams. They then expanded into additional markets and levels of competition, including professional football, collegiate basketball, amateur soccer, as well as a variety of high school sports. Hudl is now used by nearly 130,000 teams around the world. Its mission is simple: Help coaches and athletes win. With 44,000 football teams, 36,000 basketball teams, 9,000 soccer teams, and 7,000 volleyball teams, Hudl is wholly committed to that mission. Hudl’s goal is to capture and bring value to every moment in sports. Imagine the growing cumulative value of that database! Nelnet has been a small equity investor since Hudl’s humble beginnings. It became a more significant (yet minority) investor with the 2015 investment round which included Accel Partners and former Microsoft senior executive and former CEO of the Gates Foundation, Jeff Raikes. In that round, Nelnet invested $41 million to help Hudl expand its products and acquire an Australia-based competitor. Hudl’s customers love the product, it is generating significant revenue, and the company is reinvesting its earnings to capture rapid growth under a spectacular management team and board of directors. We are extremely excited about this business, and believe it to be an incredible opportunity for the shareholders of Nelnet to indirectly own a truly remarkable company. // Real Estate Investments We are partnering with proven real estate companies to make investments in retail, multi-family, office, and industrial developments. The companies we have partnered with boast excellent track records, spanning all credit cycles. Most of the investments are in the Midwest and primarily consist of buildings where we can leverage our equity investments to generate returns in our targeted range in the upper teens and in certain circumstances beyond. We currently have funded with cash and debt approximately $50 million in real estate. The largest project will be the development of east downtown Lincoln, Nebraska, known as the Telegraph District. Our partners in the transaction have over 50 years of experience developing commercial real estate in Nebraska, and we are pleased to have the opportunity to team up with them in this game-changing revitalization project in Lincoln. In the first phase, we are in the process of renovating a 44-year-old building that will anchor the development and become the new home of our student loan servicing operations.

2015 Letter to Shareholders | Page 7 // Where We are Going We are highly encouraged by the opportunities presented to us in 2016. Our high-level objectives will be the same as in 2015, with the addition of one: 1. Enhance our customers’ experiences in all interactions they have with our company; 2. Grow our core operating businesses (including fiber communications); 3. Diversify our products and services; 4. Energize our talented associates; 5. Exceed our financial targets; and 6. Reposition the company for life after the run-off of the student loan portfolio. The new objective of repositioning the company for life after the run-off of the student loan portfolio (which is often referred to as a “melting ice cube” business) is not really new; the goal has been there for years. We have delayed the melt over the last five years by acquiring existing portfolios. We felt the need to state it as a specific goal as the melt becomes acute. Outstanding loan portfolios from banks and other finance companies will be available for sale, and we will bid on them at prices which allow us to hit our desired risk/return targets. However, those acquisitions will be opportunistic, and therefore are not included in our financial forecasts. The melting ice cube will generate a significant amount of pre-tax cash flow in the coming years. We will deploy that cash in a similar manner to 2015, including capital expenditures, dividends, investments, stock repurchases, and corporate acquisitions. In other words, we will deploy and allocate capital to achieve our six listed objectives. We are currently forecasting our net income to decrease in 2016–2018, when compared to 2015, due to the amortization of our loan portfolio and projected increasing interest rates. Unless something unexpected occurs, we will most likely not be able to invest the excess cash generated from the portfolio into assets that immediately generate the rates of return we have created on the portfolio historically. Please keep my opening statements in mind, and remember that our views on businesses and investments are long-term in nature. We don’t manage our company quarter-to-quarter; we manage for returns and value creation over a long-term horizon. The Allo acquisition is a perfect example of our philosophy; it will take us a few years to get all of the fiber in the ground, however, the long-term returns are expected to be excellent for the risk. Given the current interest rate environment, our goal is to invest our cash in assets and companies that generate returns in the mid-to-high teens. If interest rates ever rise back to historical levels, we would increase our return targets back to the high-teen/low-20s that we have historically generated. We have been creating significant value for our customers, our associates, and our shareholders over the 20 years we have been in business, and we are confident that, we will continue to do the same over the next 20 years and beyond. Thank you for your investment in our company. Sincerely, Jeff Noordhoek, Chief Executive Officer

2015 Letter to Shareholders | Page 8 Forward-Looking and Cautionary Statements This letter to shareholders contains forward-looking statements within the meaning of federal securities laws. Statements about the company’s plans and expectations for future financial condition, results of operations or economic performance, or that address management’s plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” potential,” “should,” “would,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management’s current expectations as of the date of this letter and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company’s student loan portfolio, such as interest rate basis and repricing risk; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from recent FFELP and private education loan purchases and initiatives to purchase additional FFELP and private education loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks related to adverse changes in the company’s volumes under the company’s loan servicing contract with the Department of Education to service federally owned student loans; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFELP environment; risks related to the recent reduction in government payments to guaranty agencies to rehabilitate defaulted FFELP loans and services in support of those activities, including adverse effects on the company’s guaranty servicing contracts; the uncertain nature of the expected benefits from the acquisition of Allo and the ability to successfully integrate its telecommunications operations and successfully expand its fiber network in existing service areas and additional communities; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions. For more information, see the “Risk Factors” sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the most recent Form 10-K filed by the company with the SEC. All forward-looking statements in this letter are as of the date of this letter. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company’s expectations, the company disclaims any commitment to do so except as required by securities laws.